EXHIBIT 99.1

                    Gouverneur Bancorp Announces 2006 Second
                         Quarter and Six Months Results

Gouverneur, New York, May 4, 2006: Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") and its subsidiary, Gouverneur Savings and Loan Association (the "Bank"), today announced the results for the second quarter and six months ended March 31, 2006.

For the three months ended March 31, 2006, the Company reported net income of $386,000, or $0.17 per diluted share, representing an increase of $115,000, or 42.4% over last year's net income of $271, 000, or $0.12 per diluted share. The annualized return on average assets and average equity for the three months ended March 31, 2006 were 1.25% and 8.10% respectively, compared to 0.98% and 5.93% at March 31, 2005. During this year's quarter we recorded in income $62,000 in anticipated proceeds from life insurance related to the passing of one of our outside directors. This raised the return on average assets by 0.20% and the return on average equity by 1.30% for the second quarter of the 2006 fiscal year.

For the six months ended March 31, 2006, the Company reported net income of $681,000, or $0.30 per diluted share, representing an increase of $191,000, or 39.0% over last year's net income of $490,000, or $0.22 per diluted share. The annualized return on average assets and average equity for the six months ended March 31, 2006 were 1.11% and 7.19% respectively, compared to 0.90% and 5.39% at March 31, 2005. The $62,000 in income from anticipated proceeds from life insurance, mentioned above, raised the return on average assets by 0.10% and the return on average equity by 0.65% for the first six months of 2006.

Since September 30, 2005, total assets grew $3.9 million, or 3.2%, from $122.2 million to $126.1 million at March 31, 2006, while loans increased $3.8 million, or 3.9%, from $96.8 million to $100.6 million over the same period.

Deposits increased $6.3 million, or 9.8%, from $64.0 million at September 30, 2005 to $70.3 million at March 31, 2006. $4.0 million of the increase in deposits was the result of purchasing brokered deposits through the Promontory Interfinancial Network's Certificate of Deposit Account Registry Service(R) (or "CDARS"). Advances from the Federal Home Loan Bank of New York ("FHLB") decreased from $36.8 million at September 30, 2005 to $34.7 million at March 31, 2006 as a result of using the CDARS program.

Shareholders' equity was $19.2 million at March 31, 2006, an increase of 2.67% over the September 30, 2005 balance of $18.7 million. The book value of Gouverneur Bancorp, Inc. was $8.36 per common share based on 2,292,084 shares outstanding at March 31, 2006. The company paid a semi-annual cash dividend of $0.15 per share to public shareholders on March 31, 2006. Cambray Mutual Holding Company waived its right to receive that dividend.

Commenting on the year's results, Mr. Bennett said, "Interest rate spread, the difference between the average rate we earn on our interest-earning assets and the cost of our interest-bearing liabilities, continues to decrease as the Federal Reserve continues to raise short-term interest rates affecting the costs of deposits and borrowed funds. These increases have not raised longer-term
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rates and the yield curve has flattened and even inverted, at times, with 6 month and one year treasury rates higher than two treasury rates. Our growth in loans over the past few years has helped to buffer the impact of the decrease in spread thus far. However, our margins will continue to be squeezed as deposit and borrowing costs rise with the shorter-term rates and mortgage rates do not ratchet up accordingly."

The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State. Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.